Mr. Sean Deason April 1, 2019 Dear Sean, I am most pleased to confirm that, effective today, you are promoted to the position of Chief Financial Officer while retaining your Controller and Investor Relations accountabilities. In order to reflect this change, your new compensatory arrangement will be as follows: - your Annual Base Salary will be increased to $400,000 as of April 1, 2019; - your AIP target will be increased to 60% as of April 1, 2019; - your Equity LTIP target will be increased to $400,000 as of next grant cycle (February 2020); - your Cash LTIP target will be increased to 40% for all ongoing plans. The impact of these changes represents an overall 74% increase of your total target compensation package. I would like to thank you for your dedication and I wish you all the very best for the further development of your career in our company. Best regards, Jacques Esculier Chairman & Chief Executive Officer There is nothing in this document which is intended to supersede local laws. Confidential Page 1 │1 April 1, 2019